SEVERANCE BENEFIT AGREEMENT
          SEVERANCE BENEFIT AGREEMENT (the “Agreement”), dated as of January 3, 2006, by and between VISKASE COMPANIES, INC., a Delaware corporation (the “Company”), and GORDON S. DONOVAN (the “Executive”).
W I T N E S S E T H:
          WHEREAS, in connection with the Executive’s continued employment by the Company, the Company desires to provide for certain severance benefits, payable to the Executive under the circumstances specified in this Agreement, and the Executive is willing to accept the terms of such benefits in accordance with this Agreement;
          NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:
          1. Employment at Will. The Executive’s employment by the Company shall be on an “at will” basis and may be terminated at any time at the option of the Company or the Executive, as the case may be, on the terms and subject to the conditions set forth in this Agreement.
          2. Compensation Upon Termination.
          (a) Upon termination of the Executive’s employment, the Executive shall, in lieu of any other termination, severance or similar benefits from the Company or its Affiliates, be entitled to the following benefits:
     (i) If the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s Disability, or by the Executive as a result of death or for any other reason, the Company shall pay to the Executive all amounts earned or accrued through the termination date but not paid as of the termination date, including (A) base salary, (B) accrued but unpaid vacation pay and (C) any earned or awarded and vested, but unpaid bonus for any fiscal year of the Company ending prior to the year in which such termination occurs (collectively, “Accrued Compensation”). The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.
     (ii) Subject to Section 2(a)(iii), in the event that the Executive’s employment is terminated by the Company, except for Cause or as a result of the Executive’s Disability, then the Company shall pay to the Executive all Accrued Compensation and in addition, subject to receipt of an executed general release as described below, (A) the Company shall continue to pay to the Executive, as severance pay or liquidated damages or both, his base salary for a period of six (6) months after such termination (the “Six-Month Period”) at the rate per annum of his base salary at the time of such termination, payable in installments during the Six-Month Period in accordance with the Company’s payroll practices but no less often than monthly (the timing of such payments to be adjusted, as determined by the Company, if such adjustment is necessary in order for Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), not to apply to such payments, provided that no such adjustment will delay any payment by more than six months), (B) the Executive shall be entitled to a pro rata portion of the management incentive plan bonus for the year in which the termination occurs, irrespective of eligibility requirements based on employment status, with criteria based on the Executive’s performance to be measured through the date of termination and determined in the manner specified by the management incentive plan and with criteria based on the Company’s performance to be measured for the entire fiscal year during which the termination occurs, such pro rata portion of the management incentive plan bonus to be paid following the completion of the fiscal year during which the termination occurs and at such time as bonuses are paid to the Company’s senior executives generally but no later than March 15 of the year following the year in which the termination occurs and (C) for matters other than salary continuation and incentive plan bonus, the Executive shall be entitled to such benefits as are provided by the Company’s then current severance policy for employees at the Executive’s level. Notwithstanding anything in this Section 2(a)(ii) to the contrary, the Company shall have no obligation whatsoever to make any payments or to make any reimbursements under this Section 2(a)(ii) unless the Executive shall have executed and delivered to the Company, and not revoked, a general release and waiver of claims in form and substance reasonably satisfactory to the Company no more than 30 days after the later of (x) the date of such termination or (y) the date the Company provides the form of the release to the Executive.
      (iii) In the event that the Executive’s employment is terminated by the Company within twelve (12) months following the date of a Change of Control, except for Cause or as a result of the Executive’s Disability, or by the Executive for Good Reason within twelve (12) months following the date of a Change of Control, then in each such case the Company shall pay to the Executive all Accrued Compensation and in addition, in lieu of the payments and other benefits contemplated by Section 2(a)(ii) and subject to receipt of an executed general release as described below, (A) the Company shall continue to pay to the Executive, as severance pay or liquidated damages or both, his base salary for a period of twelve (12) months after such termination (the “Twelve-Month Period”) at the rate per annum of his base salary at the time of such termination, payable in installments during the Twelve-Month Period in accordance with the Company’s payroll practices but no less often than monthly (the timing of such payments to be adjusted, as determined by the Company, if such adjustment is necessary in order for Section 409A of the Code not to apply to such payments, provided that no such adjustment will delay any payment by more than six months), (B) the Executive shall be entitled to a pro rata portion of the management incentive plan bonus for the year in which the termination occurs, irrespective of eligibility requirements based on employment status, with criteria based on the Executive’s performance to be measured through the date of termination and determined in the manner specified by the management incentive plan and with criteria based on the Company’s performance to be measured for the entire fiscal year during which the termination occurs, such pro rata portion of the management incentive plan bonus to be paid following the completion of the fiscal year during which the termination occurs and at such time as bonuses are paid to the Company’s senior executives generally but not later than March 15 of the year following the year in which the termination occurs and (C) for matters other than salary continuation and incentive plan bonus, the Executive shall be entitled to such benefits as are provided by the Company’s then current severance policy for employees at the Executive’s level. Notwithstanding anything in this Section 2(a)(iii) to the contrary, the Company shall have no obligation whatsoever to make any payments or to make any reimbursements under this Section 2(a)(iii) unless the Executive shall have executed and delivered to the Company, and not revoked, a general release and waiver of claims in form and substance reasonably satisfactory to the Company no more than 30 days after the later of (x) the date of such termination or (y) the date the Company provides the form of the release to the Executive.
     (iv) No interest shall accrue on or be paid with respect to any portion of any payments hereunder. The payment of any salary, bonus, or other amounts required to be paid to the Executive under this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employee benefit plans.
          (b) The following definitions apply to the terms indicated when used in this Agreement:
          (i) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     (ii) “Cause” shall mean: (A) the commission by the Executive of a felony or a crime involving moral turpitude; the Board of Directors of the Company (the “Board of Directors”) may, in its good faith and using reasonable judgment, determine the fact of the commission of the felony or the crime by Executive without recourse to or reliance upon any judicial proceeding or judicial determination; (B) the commission by the Executive of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its present or future subsidiaries or affiliates or any of their respective employees, customers, affiliates or suppliers, or adversely affecting their reputation or standing, all as determined by the Board of Directors in its good faith and using reasonable judgment; (C) the willful failure of the Executive to perform duties as reasonably directed by the Board of Directors which are within the control of the Executive; (D) gross negligence or reckless or willful misconduct by the Executive with respect to the Company or any of its subsidiaries, all as determined by the Board of Directors, in its good faith and using reasonable judgment; or (E) any other material breach by the Executive of this Agreement or Company policy reasonably established by the Board of Directors, which breach, if curable, is not cured within 15 days after written notice thereof to the Executive as determined by the Board of Directors, in its good faith and using reasonable judgment.
     (iii) “Change of Control” shall mean the occurrence of one or more of the following events:

     (A) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than Permitted Holders; or
     (B) any Person or Group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly whether by merger or consolidation, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change in Control pursuant to this clause (B) if the Permitted Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company.
     (iv) “Disability” shall mean the Executive’s inability to perform his duties on account of disability or incapacity for a period of ninety (90) or more days, whether or not consecutive, within any period of twelve (12) consecutive months.
     (v) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (vi) “Good Reason” shall mean (i) unless corrected within thirty (30) days after written notice by the Executive to the Company, the assignment to the Executive of any significant duties materially inconsistent with the Executive’s status as a senior executive officer of the Company or a material and sustained diminution of the Executive’s responsibilities or (ii) any decrease of the Executive’s base salary.
     (vii) “Permitted Holders” shall mean Carl C. Icahn, Merrill Lynch & Co., Inc., Northeast Investors Trust and their respective Affiliates.
     (viii) “Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
     (ix) “Voting Stock” shall mean securities of any class or classes of capital stock of the Company entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of the Company.
          3. Non-Assignability.

          (a) Neither this Agreement nor any right or interest hereunder shall be assignable by either party without the other party’s prior written consent, and any purported assignment without such consent shall be null and void; provided, however, that nothing in this Section 3(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. For purposes of this Section 3(a), neither a merger, consolidation, stock sale or other business combination shall be deemed to be an assignment.
          (b) Except as permitted by Section 3(a) above or as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
          4. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:
          (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates thereof (collectively with the Company, the “Company Group”), including but not limited to the following: (i) customer lists; related records and compilations of information; the identity, lists or descriptions of new or prospective customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations; and (iii) all other tangible and intangible property used in the business and operations of the Company Group and not otherwise made public by the Company Group. The information and trade secrets relating to the business of the Company Group described hereinabove in this Section 4(a) are the property of the Company Group and are hereinafter referred to collectively as the “Confidential Information”, provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive), (y) that the Executive receives on a non-confidential basis from a source (other than the Company Group or its representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any member of the Company Group or (z) that was in the possession of the Executive prior to disclosure by any member of the Company Group.
          (b) The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Company Group in the performance of the Executive’s duties under this Agreement. The Executive may disclose Confidential Information when required by a third party under applicable law or judicial process, but only after providing (i) immediate notice to the Company of any third party’s request for such information, which notice shall include the

Executive’s intent to disclose any Confidential Information with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Company Group, the Executive or both.
          (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 4 would be inadequate and, therefore, agrees that any member of the Company Group shall be entitled to injunctive relief (without necessity of a bond) in addition to any other available rights and remedies in case of any such breach or threatened breach by the Executive; provided, however, that nothing contained herein shall be construed as prohibiting any member of the Company Group from pursuing any other rights and remedies available for any such breach or threatened breach.
          (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall immediately return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media), including without limitation any and all Confidential Information maintained on personal computers and/or other non-Company property.
          (e) The obligations of the Executive under this Section 4 shall, except as otherwise provided herein, survive the termination of the Executive’s employment.
          (f) Without limiting the generality of Section 3 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 4 shall be binding upon the Executive’s heirs, successors and legal representatives.
          5. Restrictive Covenants.
          (a) Competition. During the period of the Executive’s employment and for a period of six (6) months thereafter or for such longer period as the Executive shall be receiving severance pay pursuant to Section 2(a)(iii) (the “Non-Compete Period”), the Executive will not directly or indirectly (as a director, officer, executive, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in, or which during the Non-Compete Period could reasonably be expected to engage in, competition with any member of the Company Group in any geographical location where the Company does business or where the Executive knows the Company reasonably plans to do business. The provisions of this Section 5(a) shall not be deemed to prohibit the Executive’s ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than one percent (1%) of any other business.
          (b) Non-Solicitation. During the Employment Term and for a period of twelve (12) months thereafter, the Executive will not directly or indirectly induce or attempt to induce any employee or independent contractor of any member of the Company Group to leave the employment of or engagement by such member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any employee or independent contractor thereof.
          (c) Non-Interference. During the Employment Term and for a period of twelve (12) months thereafter, the Executive will not directly or indirectly or in any manner be associated with the clients or prospective clients of any member of the Company Group, if such action by him would, or could reasonably be expected to, have an adverse effect on the business, assets or financial condition of any member of the Company Group, or materially interfere with the relationship between any such person or entity and any member of the Company Group.
          (d) Certain Representations of the Executive. In connection with the foregoing provisions of this Section 5, the Executive covenants, represents and warrants that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood.
          6. Reasonableness, Survivability and Enforcement of Limitations. The Executive agrees that the limitations set forth in Sections 4 and 5 hereof (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the members of the Company Group. It is understood and agreed that the covenants, representations and warranties made by the Executive in Sections 4 and 5 hereof shall survive the expiration or termination of this Agreement. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 4 and 5 hereof would be inadequate and, therefore, agrees that any member of the Company Group shall be entitled to injunctive relief (without necessity of a bond) in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting any member of the Company Group from pursuing any other rights and remedies available for any such breach or threatened breach.
          7. Assignment of Intellectual Property. The Executive agrees that he will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company or its designee, all his right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, relating to the business of the Company, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which he is employed by or a consultant to the Company.
          8. Binding Effect. Without limiting or diminishing the effect of Section 3 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
          9. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company to the attention of the Chief Executive Officer of the Company at the Company’s principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.
          10. Law Governing. This Agreement, and all claims arising out of or relating to it, shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to its conflict of laws principles.
          11. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 4 or 5 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 4 or 5 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 4 or 5 is finally held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall then be deemed dependent upon any other covenant or provision.
          12. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
          13. Entire Agreement; Modifications. Upon its effectiveness, this Agreement shall constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be varied, modified or amended only by an instrument in writing signed by both parties hereto.
          14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          15. Jurisdiction. Both parties to this Agreement irrevocably consent to the jurisdiction of the state and federal courts sitting in Cook County, Illinois with respect to any action or proceeding arising under this Agreement. Both parties to this Agreement further agree that such courts are a convenient forum, and that they shall not assert any challenge to jurisdiction or venue of such courts nor assert that any such action or proceeding is in an inconvenient forum or should be transferred. Both parties agree that service of process in any such action or proceeding may be made by certified mail, return receipt requested, without prejudice to use of other methods of service.
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          IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

VISKASE COMPANIES, INC.

By:	/s/ Robert L. Weisman
Name: Robert L. Weisman
Title: President and Chief Executive Officer

/s/ Gordon S. Donovan

Gordon S. Donovan